Exhibit 99.1

Real Goods Solar Announces Changes in the Board of Directors

LOUISVILLE, CO, June 11, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, today announced that Jirka Rysavy resigned from his position as a director and chairman of the board of the company. Mr. Rysavy has served as the chairman of the company’s board of directors since its inception. Mr. Rysavy is also the founder of Gaiam, Inc., which in 1999 founded Gaiam Energy Tech as its solar division. That company became Real Goods Solar when it went public in 2008. Until recently, Gaiam was the largest shareholder of the company.

“On behalf of the entire organization, I would like to thank Mr. Rysavy for his contributions to the company over the years and for his strategic leadership to help Real Goods become a significant solar player in the country,” said Kam Mofid, CEO of Real Goods Solar. “With the completion of the recent equity financing transaction and with a broader shareholder base, we are now ready to write the next chapter in our journey. I am very optimistic and excited about the path forward.”

Jirka Rysavy said: “After a few years of searching, I believe that the company now has an excellent CEO and is in a good position to take the next step of its independent path. This allows me, for the first time in several years, to focus fully on Gaiam’s business and its new start-up Gaiam TV.”

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, failure to close the above-reference sale of securities, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com